Exhibit 5
                                                     January 22, 1998

NeTegrity, Inc.
245 Winter Street
Waltham, MA  02154

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 313,000 shares of common stock, par value $.01 per share (the "Common Stock"), of NeTegrity, Inc. a Delaware corporation (the "Company"), proposed to be sold pursuant to the Company's 1994 Stock Option Plan, as amended (the "Plan"), by certain selling stockholders of the Company, we have examined such corporate records and other documents, including the registration statement on Form S-8 relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary as a basis for the opinions as hereinafter expressed.

         Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Delaware.

         2. The Company is authorized to issue 25,000,000 shares of common stock, par value $.01 per share.

         3.       The  313,000  shares  of  Common  Stock  proposed  to be  sold pursuant to the Registration Statement have been duly authorized and when issued in accordance with the Plan will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions in the prospectus constituting a part of the Registration Statement.

                                               Very truly yours,


                                               /s/ Hutchins, Wheeler & Dittmar
                                               Hutchins, Wheeler & Dittmar
                                               A Professional Corporation
AJM/NMP
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